PRESS RELEASE
Exhibit 99.1

Community Bancorp. Reports Earnings and Dividend

July 15, 2019	For immediate release

For more information, contact: Kathryn M. Austin, President & CEO at (802) 334-7915

Trading Symbol: CMTV
(Traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2019, of $2,419,298 or $0.46 per share compared to $2,002,654 or $0.39 per share for the second quarter of 2018. Year to date earnings for 2019 are $4,191,203 or $0.80 per share compared to $3,985,197 or $0.77 per share a year ago.

Total assets at June 30, 2019 were $679,538,291 compared to $720,347,498 at year end and $654,995,774 at June 30, 2018. The year-over-year asset growth has been driven in part by increases in loans in the amount of $14 million, while the decrease during the six month period is due in part to the maturing of municipal loans in the amount of $17 million at the end of the annual municipal finance cycle for school districts in Vermont. Tax anticipation loans for fiscal year 2020 were funded on July 1, 2019 in the amount of $22 million. Also contributing to the decrease in loans was the payoff of a $10 million commercial real estate construction loan which carried a $440 thousand pre-payment penalty.

The prepayment penalty had a significant impact on the second quarter and year to date net interest income with year over year increases of 10.3% and 7.3% for the respective comparative periods. The decrease in the loan portfolio and lower than anticipated charged off loans resulted in a lower provision for loan losses for both periods with provision expense of $141,666 for the second quarter 2019 compared to $180,000 for the second quarter of 2018. 2019 year to date provision expense was $354,169 compared to $360,000 for the same period in 2018. The Company reported a significant decrease in non-interest income primarily due to a one-time gain on sale of property of $263,118 in 2018 which was directly related to the sale of a Condominium unit to the Company’s affiliate, CFSG. Further contributing to the decrease in non-interest income is a decrease in income from fees related to mortgage banking activity due to a decrease in originations and sales in the secondary market. The decrease in these fees year over year for the quarter was $62,020, or 32.5% and $142,552, or 38.1% for the first six months of 2019.

Non-interest expenses increased for the first six months of 2019 approximately $400,000, or 4.1% over the same period last year due in part to increasing health care costs with an increase of $186,376, or 13.4%. Also contributing to higher non-interest expense was the write down of two OREO properties for a total of $95,008 in the second quarter of 2019 compared to no write down adjustments in the first six months of 2018.

President and CEO Kathryn Austin commented on the second quarter results. “We are pleased with the results of the municipal lending activity for the 2020 fiscal year. The municipal sector is an important component of our business offerings and we are committed to serving these customers with a full range of services that meet their needs. We are proud to be “Vermont’s Community Bank.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share payable August 1, 2019 to shareholders of record as of July 15, 2019.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Vermont in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville, Enosburg Falls, Burlington and Lebanon, NH.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.